UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2014

ARC LOGISTICS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36168	36-4767846
(Commission File Number)	(IRS Employer Identification No.)

725 Fifth Avenue, 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 993-1290

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gary G. White as Director

On October 29, 2014, Gary G. White was appointed as a director of the board of directors (the “Board”) of Arc Logistics GP LLC (the “General Partner”), the general partner of Arc Logistics Partners LP (the “Partnership”), effective immediately. Mr. White is an independent director in accordance with the standards of the Securities and Exchange Commission and the New York Stock Exchange and has been appointed to serve as a member of the Audit Committee of the Board.

In accordance with the General Partner’s policies for compensating independent directors, Mr. White will receive a compensation package for his service on the Board that consists of $20,000 in annual cash compensation and $1,000 for each meeting of the Board or committee that he attends. Mr. White will also be eligible to receive an award of 20,000 phantom units. The phantom units, when awarded, will be subject to time-based vesting over a three-year period consistent with the vesting requirements of the phantom units awarded to other directors of the Board who received a phantom unit award pursuant to the Arc Logistics Long Term Incentive Plan. Mr. White will also be reimbursed for all out-of-pocket expenses incurred in connection with attending meetings of the Board and committees.

There are no relationships between Mr. White and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC LOGISTICS PARTNERS LP By: ARC LOGISTICS GP LLC, its General Partner

Date: October 31, 2014	By:	/s/ Bradley K. Oswald
Bradley K. Oswald Senior Vice President, Chief Financial Officer and Treasurer